Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-208174) and Form S-8 (No. 333-211246) of our report dated March 10, 2016, with respect to the Consolidated Statement of Financial Condition of ZAIS Group Holdings, Inc. as of December 31, 2015 and the related Consolidated Statements of Comprehensive Income (Loss), Changes in Equity, Non-Controlling Interests and Redeemable Non-Controlling Interests and Cash Flows for the year ended December 31, 2015 appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ KPMG LLP
Short Hills, New Jersey
March 24, 2017